Exhibit 10.1

AMENDMENT TO THE AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amendment, dated as of November 8, 2017, by and between LIFETIME BRANDS INC., a Delaware Corporation (the “Employer”) and JEFFREY SIEGEL, (the “Executive”) amends the Third Amended and Restated Employment Agreement, dated as of January 12, 2017 (the “Employment Agreement”) between the Employer and the Executive. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Employer and the Executive have agreed upon certain changes to the Employment Agreement; and

WHEREAS, pursuant to Section 8(g) of the Employment Agreement, the Employer and the Executive wish to amend the Employment Agreement to provide for these revised contractual terms;

NOW, THEREFORE, in consideration of Executive’s continued employment with the Employer and other good and sufficient consideration set forth herein, the Employer and the Executive hereby agree as follows:

1.	Section 3 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“Term of Employment. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until December 31, 2019, unless his employment is sooner terminated pursuant to the provisions of Section 5 hereof; provided, however, that on each of December 31, 2019 and December 31, 2020, the Term shall be extended for an additional one year period unless either party gives to the other party written notice (“Notice of Non-Renewal”) at least 180 days prior to such date of its decision not to extend the Term.”

2.	Section 4(b) of the Employment Agreement shall be amended to add the following Section 4(b)(iii):

“(iii) For purposes of this Agreement, the term “Target Bonus” shall mean the annual target bonus in effect for the year in which termination occurs (including for the avoidance of doubt, the Annual Individual Goal Bonus payable if the Executive meets individual objectives); provided that, for purposes of payments made under Section 5(c) within two years following a Change in Control, Target Bonus shall mean the annual target bonus in effect for the year in which the Change in Control occurs (including, for the avoidance of doubt, the Annual Individual Goal Bonus payable if the Executive meets individual objectives).”

3.	Section 5(b)(i) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(i) If, prior to the expiration of the Term, the Executive’s employment is terminated (A) by the Employer for any reason other than Cause, (B) by the Executive for Good Reason, (C) by the Employer or the Executive due to the Executive’s Disability or (D) by reason of the Executive’s death (such a resignation or termination being hereinafter referred to as an “Involuntary Termination”), the Executive shall be entitled to payment of the Accrued Obligations. In addition, in the event of the Executive’s Involuntary Termination, the Employer shall, conditioned (except in the case of death) upon the Executive’s execution and non-revocation of a release of all claims against the Employer in the form attached as Exhibit A (“Release”) within such time as the Employer shall provide, pay to the Executive as severance (the “Severance Payments”) the following amounts:

(x) 3.0 times the annual Base Salary in effect at the time of termination; provided that, if such payment is made pursuant to Section 5(c), then this Section 5(b)(i)(x) shall be equal to 3.0 times the greater of annual Base Salary in effect at the time of termination or annual Base Salary in effect at the time of the Change in Control,

(y) 3.0 times the Target Bonus, and

(z) the Annual Adjusted IBIT Performance Bonus accrued to the date of Termination calculated in accordance with Section 4(b).

The Employer shall pay to the Executive (1) the amounts referred to in clauses (x) and (y) in cash, in a lump sum within 60 days of such termination and (2) the amount referred to in clause (z) on or following January 1 of the year following the year in which such termination occurs and within 10 days of the Employer filing with the Securities and Exchange Commission its Annual Report on Form 10-K for the year in which such termination occurs; provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Employer to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Employer shall pay, (A) if the Employer can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (B) if the Employer cannot determine such amount by the IRS Payment Date, 90% of the Employer’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Employer can determine such amount; and provided, further, that such payment shall be made no later than December 31 of the year following the year in which such termination occurs. If, however, 90% of the Employer’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Employer as soon as the Employer shall notify the Executive of the amount of such excess. In addition, in the event of the Executive’s Involuntary Termination, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable, to the extent consistent with the terms and conditions of the Employer’s Amended and Restated 2000 Long-Term Incentive Plan governing such stock options and restricted stock. Anything in this Agreement to the contrary notwithstanding, no Severance Payments shall be payable under this Section 5(b) if the Executive’s employment with the Employer ends at the expiration or non-renewal of the Term in accordance with Section 3. Anything in this Agreement to the contrary notwithstanding, in no event shall the timing of the Executive signing the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts set forth in this Agreement, and if a payment that is subject to the execution of such Release could be made in more than one taxable year, payment shall be made in the later taxable year.”

4.	The first sentence of Section 5(c) shall be deleted and replaced with the following:

“(c) If, during the Term, the Employer undergoes a “Change in Control” (as defined below), and either (i) upon or within two (2) years following the Change in Control, the Executive’s employment is terminated under circumstances that would constitute an Involuntary Termination or the Executive’s employment terminates upon expiration of the Term following a Notice of Non-Renewal provided by the Employer, or (ii) the Executive undergoes an Involuntary Termination or the Executive’s employment terminates upon expiration of the Term following a Notice of Non-Renewal provided by the Employer and within 90 days of the Involuntary Termination or such expiration of the Term, the Employer executes a definitive agreement to enter into a transaction the consummation of which would result in a “Change in Control” and such transaction is actually consummated, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable, to the extent consistent with the terms and conditions of the Employer’s Amended and Restated 2000 Long-Term Incentive Plan governing such stock options and restricted stock, and the Executive shall be entitled to payment of the Accrued Obligations and, conditioned upon his execution and non-revocation of the Release, within such time period as the Employer shall provide, the Severance Payments in accordance with the terms of Section 5(b)(i). For the avoidance of doubt, the payments and benefits provided under this Section 5(c) shall be in lieu of and not in addition to the payments and benefits provided under Section 5(b) or 5(f), as applicable. For purposes of this Section 5(c), in determining whether a termination by the Executive constitutes an Involuntary Termination, Good Reason shall be deemed to include, in addition to each event described in Section 5(a)(B) hereof, a circumstance in which the Employer, the Board or any person controlling the Employer requires the Executive to travel for business materially more than the Executive is required to travel for business as of the date hereof).”

5.	The last sentence of the first paragraph of Section 5(d) of the Employment Agreement shall be deleted in its and entirety and replaced with the following:

“In addition, in the event the Executive’s employment is terminated due to Disability, all of the Executive’s then-outstanding stock options and restricted stock shall be immediately vested and exercisable, to the extent consistent with the terms and conditions of the Employer’s Amended and Restated 2000 Long-Term Incentive Plan governing such stock options and restricted stock.”

6.	Section 5(f) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“If the Executive’s employment is terminated by reason of expiration of the Term, the Executive shall be entitled to payment of the Accrued Obligations. In addition, in such event, the Employer shall, conditioned upon the Executive’s execution and non-revocation of the Release within such time as the Employer shall provide, pay to the Executive as severance (the “Term Expiration Severance Payment”) that amount equal to:

2.0 times the annual Base Salary, plus

2.0 times the average of the sum of (A) the Annual Adjusted IBIT Performance Bonus and (B) the Annual Individual Goal Bonus paid by the Employer to the Executive, with respect to the year ending on the date on which the Executive’s employment is terminated by reason of the expiration of the Term and each of the two immediately preceding years.

The Employer shall pay to the Executive such amount in cash, in a lump sum within ten days of the Employer filing with the Securities and Exchange Commission its Annual Report on Form 10-K for the year in which such termination occurs; provided, however if the date established by the Internal Revenue Service (the “IRS Payment Date”) by which such payment must be made in order for the Employer to deduct the amount of the Adjusted IBIT Performance Bonus for such year is earlier, the Employer shall pay, (i) if the Employer can determine such amount by the IRS Payment Date, such amount prior to the IRS Payment date or (ii) if the Employer cannot determine such amount by the IRS Payment Date, 90% of the Employer’s good faith estimate of such amount by the IRS Payment Date and the balance, if any, as soon thereafter as the Employer can determine such amount. If, however, 90% of the Employer’s good faith estimate of such amount is more than the Adjusted IBIT Performance Bonus for such year, the Executive shall promptly return such excess to the Employer as soon as the Employer shall notify the Executive of the amount of such excess. In addition, in such event, all of the Executive’s then outstanding stock options and restricted stock shall be immediately vested and exercisable, to the extent to the extent consistent with the terms and conditions of the Employer’s Amended and Restated 2000 Long-Term Incentive Plan governing such stock options and restricted stock.”

7.	A new sentence shall be added to the end of Section 5(i) which shall state:

“In addition, upon the Executive’s termination of employment for any reason other than death, the Executive shall have the right to assume the life insurance policy in the Executive’s name obtained and owned by the Employer (Policy number                 ) to the extent such assumption is permitted by such policy and the insurer; provided that, the preceding clause shall not obligate the Employer to continue to maintain the policy referenced herein or any other life insurance policy in the Executive’s name; provided further that, in the event that the Employer elects to cease maintaining the policy referenced herein prior to the Executive’s termination of employment, the Executive shall have the right to assume such policy. For the avoidance of doubt, in the event of any assumption of such policy by the Executive pursuant to this Section 5(i), the Employer shall have no further liability with respect to such life insurance policy.”

8.	A new Section 7(e) shall be added to the Employment Agreement which shall state:

“The Amended and Restated Indemnification Agreement between the Employer and the Executive, dated January 26, 2016, shall remain in full force and effect in accordance with its terms.”

9.	Section 8(i) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(i) Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof), and the parties consent to jurisdiction in the United States District Court for the Southern District of New York. If the Executive prevails in any legal or arbitration proceeding commenced in connection with this Agreement, then the Employer shall reimburse the Executive for reasonable attorneys’ fees and costs incurred in connection therewith.”

10.	Exhibit A attached hereto shall be attached to the Employment Agreement as Exhibit A.

11.	The Employment Agreement, as amended by this Amendment, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter of this Amendment are superseded by this Amendment.

12.	Except as expressly amended hereby, all of the terms, conditions, and provisions of the Employment Agreement, as amended, shall remain in full force and effect. This Amendment shall form a part of the Employment Agreement for all purposes.

13.	This Amendment may be executed in counterparts and by facsimile or other electronic means, including by portable document format (PDF), each of which shall be deemed to have the same legal effect as an original and together shall constitute one and the same instrument.

14.	The Employer represents and warrants that it has the full power and authority to enter into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

LIFETIME BRANDS, INC.

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman and COO

/s/ Jeffrey Siegel
Jeffrey Siegel

Exhibit A

Release

I, Jeffrey Siegel, the undersigned, agree to accept the payments and benefits set forth on Section 5 of the employment agreement between me and Lifetime Brands, Inc. (the “Company”) dated as of [MONTH]     , 2017 (the “Employment Agreement”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my economic rights as an equity holder of the Company or Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, harassment, retaliation, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, Section 1981 of U.S.C,, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, the Equal Pay Act, New York State Human Rights Law, New York Equal Pay Law, New York Equal Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York WARN Act, and retaliation provisions of New York Workers’ Compensation Law, and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment.

Except as permitted by Section 6(c) of the Employment Agreement and explained below, I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.

For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.

For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

Notwithstanding anything in this Release to the contrary, I do not waive (i) my existing right to receive vested accrued benefits under plans or programs of the Company under which I have accrued benefits (other than under any Company separation or severance plan or programs), (ii) any claims that, by law, may not be waived, (iii) any right to indemnification under the governing documents of the Company or any indemnification agreement between me and the Company, or under any directors and officers insurance policy, with respect to my performance of duties as an officer or director of the Company, (iv) any claim or right I may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law and (v) any medical claim incurred during my employment that is payable under applicable medical plans or an employer-insured liability plan.

I understand that nothing in this Release or the Employment Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, I acknowledge that to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by this Release resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Release and the Employment Agreement. I understand that this Release and the Employment Agreement do not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I further understand that I do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and that I do not need to notify the Company that I have engaged in such conduct.

I have taken notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

I acknowledge that for purposes of my entitlement to the payments and benefits set forth in Section 5 of the Employment Agreement, this Release will not become effective unless and until I have signed and returned this Release to the Company, and have not revoked it pursuant to the following paragraph.

I further acknowledge that I have had at least 21 days from my receipt of this Release, to review and consider this Release, to consult with an attorney prior to executing this Release, and have been provided 7 days to revoke my execution of this Release by delivering a written notice of revocation to the Company.

I ACKNOWLEDGE THAT I HAVE READ THIS

RELEASE, AND I UNDERSTAND

AND VOLUNTARILY ACCEPT ITS TERMS.

Jeffrey Siegel	Date